February 8, 2023

Listed Funds Trust
c/o U.S. Bancorp Fund Services, LLC 777 East Wisconsin Avenue, I 0th Floor Milwaukee, Wisconsin 53202

Re:        Agreement and Plan of Reorganization by and between Kinetics Mutual Funds, Inc., on behalf of its series, Kinetics Medical Fund and Kinetics Alternative Income Fund, and Listed Funds Trust, on behalf of its series, Horizon Kinetics Medical ETF and Horizon Kinetics SPAC Active ETF and joined in for limited purposes by Horizon Kinetics Asset Management LLC

Ladies and Gentlemen:

We have acted as counsel to the Kinetics Medical Fund and the Kinetics Alternative Income Fund (each, a “Target Fund” and together, the “Target Funds”), each a series of Kinetics Mutual Funds, Inc. (the “Target Entity”), a Maryland corporation, in connection with the Agreement and Plan of Reorganization dated as of January 27, 2022 (the “Agreement”), by and between the Target Entity, on behalf of the Target Funds, and Listed Funds Trust (the “Acquiring Entity”), a Delaware statutory trust, on behalf of its series, the Horizon Kinetics Medical ETF and the Horizon Kinetics SPAC Active ETF (each, an “Acquiring Fund” and together, the “Acquiring Funds”) and joined in for limited purposes by Horizon Kinetics Asset Management LLC, a Delaware limited liability corporation, providing for (i) the transfer of all of the assets of (a) the Kinetics Medical Fund to the Horizon Kinetics Medical ETF and (b) the Kinetics Alternative Income Fund to the Horizon Kinetics SPAC Active ETF, each Acquiring Fund being a newly-created series of the Acquiring Entity, in exchange for the shares of the Acquiring Fund with an aggregate net asset value (“NA V”) equal to the aggregate NA V of the corresponding Target Fund and each Acquiring Fund’s assumption of all of the liabilities of the respective Target Fund, followed by (ii) the liquidating distribution by each Target Fund to its shareholders of the shares of the Acquiring Fund in proportion to their holdings of shares of the respective Target Fund. The transfers contemplated by the Agreement are referred to herein as the “Reorganization.” This opinion is delivered to you pursuant to Section 7.1(f) of the Agreement. Capitalized terms used herein and not otherwise defined have the respective meanings assigned to such terms in the Agreement. Reference herein to any document shall mean such document as in effect on the date hereof.
In rendering the opinions hereinafter expressed, we have reviewed: (i) the Articles of Amendment and Restatement and By-laws of the Target Entity (together, the “Governing Documents”); (ii) the resolutions with respect to the Agreement adopted by the Board of Directors of the Target Entity on September 16, 2022; (iii) an executed copy of the Agreement; (iv) a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Target Entity is duly incorporated and existing under the laws of the State of Maryland and is in good standing as a corporation and duly authorized to transact business in the State of Maryland; (v) the Acquiring Entity’s Registration Statement on Form N-14 (SEC File No. 333-267978) relating to the transactions contemplated by the Agreement (the “N-14 Registration Statement”); (vi) the Proxy Statement/Prospectus dated December 23, 2022; (vii) the Target Entity's Registration Statement on Form N-lA with respect to the Target Funds, as amended to date (SEC File No. 333-78275) (the “Target Registration Statement”); and (viii) such other documents that we have considered relevant to our analysis.
As to questions of fact material to this opinion, we have relied upon the accuracy of the representations and warranties of the parties to the Agreement and other comparable documents of officers and representatives of the Target Entity and Acquiring Entity, as the case may be, upon statements made to us in discussions with management of the Target Entity and upon certificates of public officials. Statements made herein “to our knowledge” or “known to” us are based solely on information actually known to those attorneys currently

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practicing with this firm and engaged in the representation of the Target Entity in connection with the transactions contemplated by the Agreement. We have not undertaken any independent investigation or verification of factual matters. Any change in any law, regulation or interpretation, or any change in the facts could cause a change in our opinion. Moreover, this opinion does not purport to address the validity under any laws of any aspect of the activities of the Target Entity or Target Funds not specifically identified herein.
In our examination, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified or copies and the authenticity of the originals of such documents; (v) the completeness of all public records reviewed; (vi) that all certificates of public officials upon which we have relied have been duly and properly given; (vii) that the Agreement has been duly authorized, executed and delivered by the Acquiring Entity, on behalf of the Acquiring Funds, and is the Acquiring Entity’s valid and binding contract, enforceable against the Acquiring Entity, on behalf of the Acquiring Funds, in accordance with its terms; (viii) that there are no oral or written modifications of or amendments to the Agreement that have not been disclosed to all parties; and (ix) that there have been no waivers of any of the provisions of the Agreement, by action or conduct of the parties or otherwise.
We have made such examination of law as in our judgment is necessary and appropriate for the purposes of this opinion. This opinion is based exclusively on the laws of the Commonwealth of Pennsylvania and the federal law of the United States of America. To the extent that this opinion relates to matters governed by the laws of the State of Maryland, we have assumed, with your permission, that such laws are the same as the laws of the Commonwealth of Pennsylvania in all relevant respects. We do not purport to be experts in the laws of any jurisdiction other than the federal laws of the United States of America and the Commonwealth of Pennsylvania.
We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the Commonwealth of Pennsylvania.
On the basis of these documents, representations and assumptions, and subject to the limitations set forth below, we are of the opinion that:
(i)The Target Entity is a corporation, validly existing and in good standing under the laws of the State of Maryland, and, with respect to each Target Fund, has power under its Governing Documents to own all of its properties and assets, and to conduct its business as presently conducted as described in the N-14 Registration Statement;
(ii)The Target Entity is a registered investment company classified as a management company of the open-end type with respect to itself and each Target Fund under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Target Entity’s registration with the Securities and Exchange Commission as an investment company under the 1940 Act is in full force and effect;
(iii)The execution and delivery of the Agreement has been duly authorized by the Target Entity on behalf of each Target Fund and has been duly executed and delivered by the Target Entity, on behalf of each Target Fund and, assuming due authorization, execution and delivery of the Agreement by the Acquiring Entity and each Acquiring Fund, is a valid and binding obligation of the Target Entity, on behalf of each Target Fund, enforceable against the Target Entity, on behalf of each Target Fund, in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium and other similar laws relating to or affecting creditor's rights generally, general equity principles (whether considered in a proceeding in equity or at law) and to an implied covenant of good faith and fair dealing;
(iv)The execution and delivery of the Agreement by the Target Entity, on behalf of each Target Fund, did not, and the performance by the Target Entity, on behalf of each Target Fund, of its obligations under the Agreement will not (i) violate the Target Entity’s Governing Documents or (ii) breach in any material respect any provision of any agreement filed with the Target Registration Statement to which a Target Fund is a

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party or by which it is bound or, to our knowledge, result in the acceleration of any obligation or the imposition of any penalty under such agreement not disclosed to the Acquiring Entity.
We express no opinion (i) with respect to the application of equitable principles in any proceeding, whether at law or in equity, (ii) as to the enforceability of any provision of the Agreement relating to remedies after default, (iii) as to the availability of any specific or equitable relief of any kind, and (iv) with respect to the provisions of the Agreement intended to limit liability for particular matters to the Target Funds and their assets.
This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by a court considering the issues. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
The opinions expressed in this letter are solely for the use of the Acquiring Entity, and these opinions may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

Sincerely yours,
/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP